Exhibit 99.8(CC)

National Integrity SA II

Columbia Management Distributors, Inc.

This agreement is made as of the 1st day of May, 2009 between Columbia Management Distributors, Inc., a Massachusetts corporation (“CMDI”) and National Integrity Life Insurance Company, a New York corporation (“Company”).

Preliminary Statement

Company has entered into a participation agreement (“Participation Agreement”) with CMDI, Columbia Funds Variable Insurance Trust and Columbia Management Advisors, LLC, pursuant to which shares of the portfolios of certain variable insurance trusts offered by CMDI (the “Fund”) are made available as investment options under certain variable annuity contracts and variable life insurance policies issued by Company (“Variable Contracts”).  Pursuant to the Participation Agreement, Company will place omnibus trades that reflect the net activity of the Variable Contract owners and will own fully paid (or settled) shares of the Funds attributable to its Variable Contract owners (“Company Accounts”) maintained with Columbia Management Services, Inc. (“CMSI”), transfer and shareholder servicing agent of the Funds, and will be designated as the holder of record on such Company Accounts.

In consideration for the services Company will provide described below, CMDI has agreed to pay, or cause an affiliate to pay, Company the amounts described herein from the date first written above until termination of this Agreement.

CMDI and Company hereby agree as follows:

1.                                      Fees.  CMDI shall pay or arrange to pay Company the payments calculated as specified in Exhibit A and at the time specified in the Exhibit.

2.                                      Services.  In consideration of the fees referenced above, Company agrees to provide services to CMDI and the Funds, including without limitation some or all of the following:

(a)                                  Responding to inquiries about the Funds, including the provision of information     about the Funds’ investment objectives, investment policies, etc.

(b)                                 Assisting as necessary to maintain records on behalf of the Funds regarding issuance and redemption by the Variable Contract owners of Fund shares;

(c)                                  Printing and delivering prospectuses, statements of additional information, shareholder reports, proxy statements and marketing materials related to the Funds to existing and/or prospective Variable Contract owners;

(d)                                 Receiving and answering correspondence related to the Funds from Variable Contract owners;

(e)                                  Serving as the agent of the Funds for receipt of purchase and redemption orders from Variable Contract owners investing in the Funds through the Variable Contracts and transmitting such orders, and payment therefore, to the Funds; and

(f)                                    Providing other reasonable assistance in connection with the servicing of Variable Contract owners and distribution of the Variable Contracts and the Funds to the extent permitted under applicable federal and state law.

3.                                      Registration and Identification of Company Accounts.

When CMDI calculates any fees payable to Company under this Agreement, CMDI will consider as “Company Accounts” only those accounts on CMSI’s records in which Company is designated as the holder of record of Fund shares attributable to Variable Contract owners as of the calculation date.

4.                                      Other Obligations of Company.

Proprietary assets maintained in the Funds’ shares by Company or any affiliate, parent or subsidiary of Company shall be excluded from the calculation of assets under management for purposes of determining payments due to Company hereunder. Company shall provide prior notice of such investments.  (This language is not intended to encompass the beneficial ownership by Company of Fund shares attributable to Variable Contract owners.)  By accepting the payments with respect to the Funds, Company agrees that it will not pass on any portion of such payments to its customers.  To the extent Company passes on any portion of such payments to another entity, Company will take all reasonable steps to ensure that the entity does not pass on any portion of such payments to its or Company’s customers.  Company agrees that it will disclose its receipt of fees to its customers with respect to investments in the Funds in accordance with applicable law and regulation and the rules of FINRA.  Company agrees that CMDI may except certain of the assets Company’s customers maintained in the Funds from the assets under management calculation as long as both parties first agree to the exception.  Company agrees to comply with the terms of all applicable offering documentation (including prospectuses and statements of additional information) in providing the services contemplated by this Agreement.  CMDI shall not be obligated to make any payments under this Agreement unless all applicable Company offering documentation discloses, to the extent required by applicable law, that CMDI will make payments for the types of services described herein.

5.                                      Term; Termination.  This Agreement:

(a)                                  shall continue in effect unless terminated;

(b)                                 may be terminated by CMDI or by Company at any time upon thirty days’ prior notice; and

(c)                                  may be terminated immediately by a party if such party determines that any fee payable under this Agreement should not be paid because of any effective law, rule or regulation, or order of any court or regulatory entity, governing the business of that party.

6.                                      Notices.  All notices relating to this Agreement must be delivered in writing to the addresses shown below or such other address as a party may specify by notice:

To Company:

National Integrity Life Insurance Company

400 Broadway

Cincinnati, OH 45202

Attn.: Kevin L. Howard

Senior Vice President and General Counsel

To CMDI:

Columbia Management Distributors, Inc.

One Financial Center

Boston, MA 02111

Attn.:  Managing Director

with a copy: Attn.: General Counsel

7.                                      Miscellaneous.  This Agreement:

(a)                                  may not be assigned, except that CMDI may assign it to any successor distributor of the Funds;

(b)                                 may be executed in counterparts, all of which together shall constitute the same agreement;

(c)                                  shall be governed by the internal laws of Massachusetts without reference to conflict of law principles;

(d)                                 cannot be changed except by a written agreement signed by all parties;

(e)                                  represents the entire agreement between the parties concerning its subject matter (other than any applicable Participation Agreement); and

(f)                                    supersedes all prior arrangements or agreements between the parties concerning its subject matter (other than any applicable Participation Agreement).

Executed as of the date first set forth above.

COLUMBIA MANAGEMENT DISTRIBUTORS, INC.

By:
Name:
Title:

National Integrity Life Insurance Company

By:

Name: Kevin L. Howard
Title: Senior Vice President and General Counsel

Exhibit A

Fees Based on Sales

CMDI or its affiliates will pay Company a quarterly fee at the annual rate of 0.xx% (xx basis points) of average daily assets of shares of the following Funds held in Company Accounts:

1.               Columbia Mid Cap Value, VS, Class B shares

2.               Columbia Small Cap Value, VS, Class B shares

CMDI or its affiliate will make each such quarterly payment due hereunder within 60 days of the end of the calendar quarter.  Such fees shall cease upon the termination of this Agreement, in which case CMDI or its affiliate shall pay fees on sales through the effective date of termination within 60 days of such effective date.